UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2014, the Board of Directors of Cryoport, Inc. (the “Company”) reelected Richard G. Rathmann, Ramkumar Mandalam, Ph.D, Jerrell W. Shelton and Edward J. Zecchini to serve as directors.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its 2014 Annual Meeting of Stockholders (“Annual Meeting”) on August 29, 2014. On the record date of July 29, 2014, there were 60,037,846 shares of Common Stock and 275,705 shares of Class A Preferred Stock entitled to vote. Holders of the shares of common stock are entitled to one vote per share and holders of the shares of Class A Preferred Stock are entitled to 30 votes per share. Holders of the shares of common stock and holders of the shares of Class A Preferred Stock voted together as a single class on all matters (including the election of directors) submitted to a vote of stockholders at this annual meeting.

At the Annual Meeting, there were 40,759,838 shares present in person or represented by proxy, representing 59.7% of the total shares entitled to vote. The Company’s stockholders voted on and approved each of the following four proposals. The final voting results of each proposal are set forth below.

Proposal No. 1: Election of Board of Directors to serve until the Company’s 2015 Annual Meeting of Stockholders.

Directors	Votes For	Votes Withheld	Broker Non-Votes
Richard G. Rathmann	25,954,608	79,099	14,726,131
Ramkumar Mandalam, Ph.D.	25,954,608	79,099	14,726,131
Jerrell W. Shelton	25,863,698	170,009	14,726,131
Edward J. Zecchini	25,954,608	79,099	14,726,131

	Votes For	Votes Against	Abstain	Broker Non-Votes
Proposal No. 2: Ratify the Audit Committee’s selection of KMJ Corbin & Company LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.	40,612,581	55,595	91,662

Proposal No. 3: Approve an amendment to the Company’s 2011 Stock Incentive Plan to increase the number of shares of the Company’s common stock available for issuance thereunder by 1,500,000 shares.	23,454,445	2,475,477	103,785	14,726,131

Proposal No. 4: To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the 2014 Annual Meeting of Stockholders.	24,617,368	1,360,084	56,255	14,726,131

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: September 2, 2014	By:	/s/ Robert Stefanovich
Robert Stefanovich
Chief Financial Officer